Exhibit 10.1

EXECUTION COPY

ASSET PURCHASE AGREEMENT (this “Agreement”) dated as of October 28, 2010 between Nexxus Lighting, Inc., a Delaware corporation (“Seller”) and Next Step Products, LLC, a Wyoming limited liability company (“Purchaser”). The Seller and the Purchaser are sometimes referred to herein as the “Parties.”

W I T N E S S E T H:

WHEREAS, the Parties entered into that certain Asset Purchase Agreement dated October 18, 2010, which terminated pursuant to the terms thereof on October 22, 2010;

WHEREAS, the Parties desire to enter into this new Agreement whereby the Purchaser will purchase from Seller, and Seller will sell, assign and transfer to Purchaser, certain of the assets of the Seller constituting its Legacy Commercial Lighting Division and its Pool and Spa Lighting Division (the “Divisions”), for the purchase price and upon the terms and subject to the conditions hereinafter set forth;

WHEREAS, certain terms used in this Agreement are defined in Section 11.1;

NOW, THEREFORE, in consideration of the mutual covenants, representations and warranties made herein and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the Parties hereto agree as follows:

ARTICLE I

PURCHASE AND SALE OF THE ASSETS

Section 1.1 Assets. Subject to and upon the terms and conditions set forth in this Agreement, at the closing of the transactions contemplated hereby (the “Closing”), Seller shall sell, transfer, convey, assign and deliver to Purchaser, and Purchaser shall purchase and acquire from Seller, all right, title and interest of Seller in and to the assets identified below (collectively, the “Assets”):

(a) all equipment, machinery and other tangible personal property specifically and solely to the extent listed in Section 1.1(a) of the Disclosure Schedule and in existence on the Closing Date;

(b) all rights under the Contracts listed on Section 1.1(b) of the Disclosure Schedule (the “Included Contracts”);

(c) all rights in Division Intellectual Property now in existence or under development, which specifically and solely relate to the Assets, including the Division Intellectual Property identified on Section 1.1(c) of the Disclosure Schedule, and all goodwill represented thereby and pertaining thereto;

(d) all accounts receivable relating to the Assets and the Divisions and specifically identified on Section 1.1(d) of the Disclosure Schedule (the “A/R Schedule”), provided that the Seller shall update the A/R Schedule within thirty (30) days after the Closing to reflect any adjustments and/or corrections to accounts receivable as of the Closing Date;

(e) all credits, prepaid expenses, deferred charges, advance payments, security deposits and prepaid items to the extent relating solely to the Assets and specifically identified on Section 1.1(e) of the Disclosure Schedule (the “Other Asset Schedule”), provided that the Seller shall update the Other Asset Schedule within thirty (30) days after the Closing to reflect any adjustments and/or corrections to the Other Asset Schedule as of the Closing Date;

(f) all Transferred Inventory set forth on the Inventory Schedule (as such terms are defined in Section 2.5 below); and

(g) all Documents and Materials.

At the Closing, the Assets shall be transferred or otherwise conveyed to Purchaser free and clear of all Liens, excepting only Permitted Encumbrances, pursuant to a Bill of Sale, Assignment and Assumption Agreement in the form of Exhibit A (the “Bill of Sale”).

Section 1.2 Excluded Assets. Notwithstanding Section 1.1, Seller shall retain Seller’s right, title and interest in and to any assets which are not Assets, which shall include but not be limited to the following assets (collectively, the “Excluded Assets”):

(a) any and all assets relating to the operation of either of the Seller’s Array Business or Lumificient, including but not limited to any capital stock and other equity interests owned by the Seller in Lumificient or any other subsidiary or affiliate of Seller;

(b) all cash and cash equivalents;

(c) all real property, leaseholds and subleaseholds therein, improvements, fixtures and fittings thereon, and easements, rights-of-way and other appurtenances thereto (such as appurtenant rights in and to public streets);

(d) all rights of the Seller under any Contracts which are not Included Contracts;

(e) all right, title and interest of the Seller in and to prepaid Taxes of the Seller, and any claims for any refund, rebate or abatement with respect to Taxes of the Seller for any period or portion thereof;

(f) Seller’s minute books, corporate seal and similar items;

(g) any Retained Inventory (as defined in Section 2.5 below);

(h) all rights to or claims for refunds, overpayments or rebates of any kind relating solely to any Excluded Asset or Excluded Liability, and not in any way related to any Asset or any Assumed Liability;

(i) the rights of Seller under this Agreement and the other Transaction Documents; and

(j) causes of action, lawsuits, claims, demands, and rights of recovery and set-off with respect to any Excluded Assets or Excluded Liability.

Section 1.3 Nonassignable Contracts. To the extent that assignment hereunder by Seller to Purchaser of any Included Contract is not permitted or is not permitted without the consent of any third party, this Agreement shall not be deemed to constitute an undertaking to assign the same if such consent is not given or if such an undertaking otherwise would constitute a breach of or cause a loss of benefits thereunder. Seller will use commercially reasonable efforts to obtain any and all such third party consents; provided, however, that Seller shall not be required to pay or incur any cost or expense to obtain any third party consent which Seller is not otherwise required to pay or incur in accordance with the terms of the applicable Included Contract. If any such third party consent is not obtained before the Closing, Seller will cooperate with Purchaser in any reasonable arrangement designed to provide to Purchaser after the Closing the benefits under the applicable Included Contract, including enforcement for the benefit of Purchaser of any and all rights of Seller against any other Person arising out of breach or cancellation by such other Person of the Included Contract and including, if so requested by Purchaser, acting as an agent on behalf of Purchaser, or as Purchaser shall otherwise reasonably request. Seller’s obligations under this Section 1.3 shall terminate six (6) months after Closing.

Section 1.4 Assignment of Division Intellectual Property. To the extent any Division Intellectual Property is not assigned by Seller to Purchaser at or prior to Closing, from time to time, at the reasonable request of Purchaser, and at Purchaser’s sole cost and expense, Seller shall use commercially reasonable efforts to assign such Division Intellectual Property to Purchaser. Seller’s obligations under this Section 1.4 shall terminate six (6) months after Closing.

ARTICLE II

PURCHASE PRICE AND CLOSING

Section 2.1 Purchase Price; Allocation.

(a) The aggregate purchase price to be paid by the Purchaser to the Seller for the Assets (the “Purchase Price”) shall be the sum of (i) One Million Dollars ($1,000,000.00) (the “Closing Payment”), (ii) the Inventory Price with respect to the purchase of Inventory payable to Seller pursuant to Section 2.5 below plus One Hundred Thousand Dollars ($100,000) and (iii) the assumption by Purchaser at the Closing of the Assumed Liabilities.

(b) The Closing Payment shall be paid by the Purchaser to the Seller as follows:

(i) Purchaser acknowledges that Seven Hundred Fifty Thousand Dollars ($750,000) has been delivered to Seller (the “Non-Refundable Deposit”) and that the Non-Refundable Deposit is non-refundable and will be retained by Seller under all conditions and in any event (and regardless of any term or condition of this Agreement to the contrary) and notwithstanding termination of this Agreement. Notwithstanding the foregoing, the Non-Refundable Deposit shall be applied to the Closing Payment at Closing (i.e., the aggregate Closing Payment is $1,000,000, the $750,000 Non-Refundable Deposit shall be applied to the Closing Payment and the balance of $250,000 shall be paid by Purchaser to Seller as set forth below).

(ii) By signing this Agreement, Purchaser hereby authorizes and directs Lowndes, Drosdick, Doster, Kantor & Reed, P.A. (“LDDKR”) to deliver Two Hundred Fifty Thousand Dollars ($250,000) in immediately available funds deposited by Purchaser with LDDKR to Seller.

(c) Purchaser and Seller shall agree to the allocation of the Purchase Price among the Assets (including those Assumed Liabilities that are liabilities for federal income tax purposes) in accordance with the allocation prepared by Seller in the manner required by Section 1060 of the Code and regulations thereunder. Seller shall deliver to Purchaser such allocation within seventy five (75) days after the Closing. Purchaser and Seller shall file on a timely basis with the IRS substantially identical initial and supplemental IRS Forms 8594 consistent with such allocation and which gives effect to any amounts payable or distributable to Seller pursuant to Section 2.5 below. Purchaser and Seller agree, for all Tax purposes, to report the transactions effected pursuant to the Transaction Documents in a manner consistent with the terms of this Agreement (including the Purchase Price allocation agreed upon by Purchaser and Seller pursuant to this Section 2.1(c)) and neither of them shall take a position on any Tax return, before any Tax authority or in any judicial proceeding that is, in any manner, inconsistent with such allocation without the consent of the other or unless specifically required pursuant to a determination by an applicable Tax authority. The parties shall promptly advise one another of the existence of any Tax audit, controversy or litigation related to any allocation hereunder. The provisions of this Section 2.1(c) shall survive the Closing for the greater of (i) seven (7) years from the Closing Date, or (ii) the period ending on the date that is 30 days after the expiration of the applicable statute of limitations period.

Section 2.2 Closing Date. Subject to the satisfaction of the conditions set forth in Sections 5.1 and 5.2 (or the waiver thereof by the party entitled to waive such conditions), the Closing shall take place at the offices of Lowndes, Drosdick, Doster, Kantor & Reed, P.A., 215 North Eola Drive, Orlando, Florida 32801, at 10:00 a.m. on the date of this Agreement, or at such other place and on such other date as the Parties may mutually determine (the “Closing Date”). At the Closing, the parties shall make the deliveries provided for in Section 2.1 and Article VI hereof. The Closing shall become effective as of 5:00 P.M. EST on the Closing Date.

Section 2.3 Assumption of Liabilities. Subject to the terms and conditions set forth herein, from and after the Closing, Purchaser shall assume and agree to satisfy, perform, pay and discharge when due solely the following liabilities and obligations of Seller (paragraphs (a), (b), (c) and (d) below, collectively, the “Assumed Liabilities”):

(a) liabilities and obligations of Seller under Included Contracts included in the Assets that, by the terms of such Included Contracts, arise after the Closing (other than by virtue of a default or violation of any Included Contract occurring prior to the Closing), relate to periods following the Closing and are to be observed, paid, discharged, or performed as the case may be, at any time after the Closing;

(b) Seller’s obligations to its customers under its standard Warranty Policy, as described in Section 2.3(b) of the Disclosure Schedule (“Warranty Obligations”) with respect to any products sold prior to (or after) the Closing and relating to Assets or the Divisions;

(c) accounts payable, customer deposits and accrued expenses of each of the Divisions as of the Closing Date, in each case as identified on Section 2.3(c) of the Disclosure Schedule (the “Payables Schedule”), provided that the Seller shall update the Payables Schedule within thirty (30) days after the Closing to reflect any additions to accounts payable, customer deposits and accrued expenses as of the Closing Date; and provided, further that Purchaser shall not assume accounts payable which have been outstanding and are past due for longer than sixty (60) days prior to the Closing Date; and

(d) liabilities and obligations expressly assumed by Purchaser pursuant to Article IX.

(e) Within thirty (30) days after the Closing Date, Seller shall prepare and deliver to Purchaser a schedule identifying the accounts receivable acquired by the Purchaser pursuant to this Agreement, and the accounts payable and the purchases which will result in accounts payable (“Purchases Clearing”) assumed by the Purchaser pursuant to this Agreement (the “Payables Adjustment Schedule”). The Payables Adjustment Schedule will include a determination of the amount by which such accounts receivable exceeds such accounts payable and Purchases Clearing (the “Closing Date Net Receivables”). If the Closing Date Net Receivables is less than $250,000, Seller shall retain such accounts payable relating to the Divisions and the Assets so that the Closing Date Net Receivables equals or exceeds $250,000. For purposes of the Payables Adjustment Schedule, accounts receivable excludes prepaid expenses relating to the Assets and the Divisions and accounts payable and Purchases Clearing excludes unpaid commissions, accrued expenses and customer deposits relating to the Assets and the Divisions.

Section 2.4 Excluded Liabilities. Purchaser shall not be responsible for any Liabilities, obligations or commitments of Seller that are not specifically set forth in Section 2.3 (collectively, the “Excluded Liabilities”). In addition, notwithstanding anything to the contrary in this Agreement (including Section 2.3), Purchaser shall not be responsible for any of the following (each of which shall also constitute Excluded Liabilities):

(a) any Liability under or with respect to long-term indebtedness of Seller or any third party (including the current portion thereof) or any agreement or instrument relating thereto (including any guaranty thereof or other contingent obligation with respect thereto);

(b) any Liability relating to any Excluded Asset;

(c) any Liability imposed by any Environmental Law and incurred in connection with conditions existing or events occurring on or prior to the Closing Date on property of Seller;

(d) any Liability of Seller or any of its Affiliates of any kind or nature whatsoever attributable to the pre-Closing operation of the Divisions or otherwise caused by any transaction, status, event, condition, occurrence or situation existing, arising or occurring on or prior to the Closing Date, with the sole exception of the Liabilities described in Section 2.3 above; or

(e) any liability for any Taxes of Seller or Taxes attributable to the Seller, the Divisions or the Assets on or before the Closing Date.

Section 2.5 Inventory Purchase.

(a) Prior to the Closing Date, the Parties will coordinate in order to identify the total Inventory relating to the Divisions and the Assets, which Inventory and purchase price thereof to be paid by Purchaser shall be set forth on Section 2.5 of the Disclosure Schedule (the “Inventory Schedule”), provided that the Seller shall update the Inventory Schedule within thirty (30) days after the Closing to reflect any adjustments and/or corrections to the Inventory as of the Closing Date. The purchase price for each item of Inventory on the Inventory Schedule shall be determined in a manner consistent with Seller’s past practice and as follows:

(i) for items designated on the Inventory Schedule as class “A” items, wherever located, the purchase price shall be the Seller’s Direct Material Cost multiplied by 112.5%;

(ii) For items designated on the Inventory Schedule as class “B” items, wherever located, the purchase price shall be equal to (Seller’s Direct Material Cost less the per unit reserve established as of June 30, 2010) and the result multiplied by 60%; and

(iii) For items designated on the Inventory Schedule as class “C” or “Consignment” items, wherever located, the Purchaser shall assume responsibility for payment to vendor.

(clauses (i) and (ii) above are collectively referred to in this Agreement as the “Inventory Price”).

The Inventory to be purchased under this Agreement shall be the Inventory quantities at Closing as set forth on the updated Inventory Schedule and designated as “Class A Items” or “Class B Items” (the “Transferred Inventory”). The total Inventory Price to be paid by Purchaser to Seller under this Agreement shall be equal to all of the items of Transferred Inventory set forth on the Inventory Schedule multiplied by the Inventory Price thereof (the “Total Inventory Price”) plus One Hundred Thousand Dollars ($100,000). All Inventory other than the Transferred Inventory shall be retained by the Seller (“Retained Inventory”), and, notwithstanding Section 7.11 of this Agreement, the Seller shall have the right to sell such Retained Inventory from time to time to third parties in its sole discretion.

(b) Purchaser covenants and agrees to sell each item of Transferred Inventory before it sells any identical item of inventory. For purposes of clarification and example only, and not by way of limitation, if Purchaser has a Savi Note product in Transferred Inventory, it will sell the Savi Note product from Transferred Inventory before it sells a Savi Note that is not part of Transferred Inventory.

(c) From time to time as Transferred Inventory and any other Inventory acquired by Purchaser from Seller is sold by the Purchaser, but no later than on the fifteenth day of the month immediately following the month in which such sale occurred, the Purchaser shall pay to the Seller an amount equal to the Inventory Price for each such item of Inventory sold (each, a “Monthly Inventory Payment”). Regardless of the quantity of Transferred Inventory actually sold by the Purchaser, the Purchaser shall pay Seller no less than the Total Inventory Price for all of the Transferred Inventory as follows:

(i) No later than February 28, 2011, the Purchaser shall pay or have paid to the Seller the Total Inventory Price with respect to an aggregate amount of Transferred Inventory equal to no less than fifty percent (50%) (in dollar terms) of the Transferred Inventory.

(ii) No later than May 28, 2011, the Purchaser shall pay or have paid to the Seller the Total Inventory Price with respect to all of the Transferred Inventory plus One Hundred Thousand Dollars ($100,000).

(d) Seller’s receipt or acceptance of any payment for any Inventory paid pursuant to this Section 2.5 shall not preclude Seller from questioning the correctness thereof at any time, and upon discovery of any inconsistency or mistake in any such payment, Seller shall notify Purchaser in writing setting forth the inconsistency or mistake, and upon mutual agreement by Seller and Purchaser, Purchaser shall immediately rectify such inconsistency or mistake and shall pay the appropriate amount to Seller.

(e) Purchaser shall keep, maintain and preserve accurate books of account and records covering all Inventory purchased, utilized and/or sold by Purchaser. Such books of account and records shall be kept by Purchaser for one (1) year following the end of the calendar year to which they pertain and will be made available under the terms of this Section 2.5(g) during the term of this Agreement and for a period of one (1) year after the last payment hereunder, if applicable. Subject to the foregoing and upon reasonable notice by Seller made no less than five (5) days in advance and not more often than six (6) times per year, Purchaser will make available to the Seller or its independent auditors reasonably acceptable to Purchaser, for inspection, examination, and audit all records reasonably relating to the purchase, use or sale of Inventory and payment of any amounts under this Section 2.5, including all reasonable supporting documents and invoices, and the physical inspection and counting of the Transferred Inventory and any other applicable Inventory. Any such audit or inspection will occur during normal business hours at the facility in which the records and/or Inventory to be examined reside in the normal course of business and will not be conducted in a manner that disrupts Purchaser’s business operations. Seller will bear all costs of any audit undertaken on its behalf, provided, however, Purchaser will reimburse Seller for all reasonable fees, costs and expenses actually incurred by Seller for an audit or inspection in the event that the audit or inspection discloses amounts due to Seller in excess of the greater of five percent (5%) of amounts actually paid to Seller under this Section 2.5, due to the error or omission of Purchaser. Any documents produced to Seller under this paragraph (g) shall be used only for the purpose of determining amounts owing if any to Seller from Purchaser and Seller shall treat such documents as confidential. After concluding any inspection of records under this paragraph (g), at the request of Purchaser, Seller shall return all documents to Purchaser unless retaining copies of such documents are reasonably necessary for Seller to enforce its rights under this Agreement or otherwise comply with applicable Law.

(f) In the event that any payment due to Seller under this Section 2.5 is not paid within fifteen (15) days after such payment is due hereunder, interest at the rate of one percent (1%) per month (12% per annum), or in the event that such rate exceeds the legal limit, then at the maximum legal rate, shall accrue on any amount due to Seller under this Section 2.5 from and after the date upon which payment is due until the date said payment is actually made, without prejudice to any other rights provided by law or equity.

(g) At Closing, Purchaser shall deliver to Seller a promissory note substantially in the form attached hereto as Exhibit B (the “Promissory Note”). The aggregate principal amount of the Promissory Note shall equal the Total Inventory Price set forth on the Inventory Schedule (as updated pursuant to Section 2.5(a) of this Agreement) plus One Hundred Thousand Dollars ($100,000). The Promissory Note shall be paid in full on or before May 28, 2011, shall accrue interest as set forth in Section 2.5(f) above and shall be secured by all of the assets of Purchaser pursuant to a security agreement substantially in the form attached hereto as Exhibit C (the “Security Agreement”). Performance and payment by Purchaser of Purchaser’s obligations under the Promissory Note shall be jointly and severally guaranteed by SciTec Energy, Inc., a Wyoming corporation (“SciTec”) and CompuPool Products USA, Inc., a Florida corporation (“CompuPool”). The Promissory Note shall be prepaid as Purchaser pays Seller each Monthly Inventory Payment pursuant to Section 2.5(c) above and each Monthly Inventory Payment shall be applied by Seller as a payment of the principal amount of the Promissory Note.

Section 2.6 Guarantee of Purchaser’s Obligations. Each of SciTec and CompuPool hereby represents and warrants that it has a material economic interest, whether direct or indirect, in Purchaser, and that the execution of this Agreement and the consummation of the transactions contemplated hereby will be of direct benefit to each of SciTec and CompuPool (each, a “Performance Guarantor”). Accordingly, each Performance Guarantor, jointly and severally, hereby absolutely, unconditionally and irrevocably guarantees to Seller the full, timely and prompt performance and payment by Purchaser of all of Purchaser’s obligations under this Agreement and the other Transaction Documents, including without limitation, under Sections 2.3, 2.5, 2.7 and Article IX of this Agreement and the obligations of Purchaser under the Sublease, Promissory Note and Security Agreement attached hereto as Exhibits B, C and D, respectively, including all amounts due thereunder, and each Performance Guarantor, jointly and severally, shall be directly and primarily liable with respect to the obligations thereunder as if such Performance Guarantor were the Purchaser hereunder.

Section 2.7 Warranty Obligations for Pre-Closing Products. During the term of any applicable Warranty Obligations relating to products of the Divisions sold prior to the Closing Date, the Purchaser hereby agrees and covenants to service in accordance with the Warranty Obligations, at the sole cost and expense of Purchaser, any claims under Warranty Obligations and perform any warranty work, at the sole cost and expense of Purchaser, on products of the Divisions sold prior to the Closing Date in accordance with the Warranty Obligations.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Purchaser that, except as set forth in the Disclosure Schedule attached hereto (the “Disclosure Schedule”), the following statements are correct and complete as of the date hereof and as of the Closing Date. The disclosures made under any section of the Disclosure Schedule may apply to or otherwise qualify disclosures made under one of more of the other sections if such disclosures could reasonably be read to be in response to such other sections.

Section 3.1 Organization and Good Standing. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business. The Seller is duly qualified or authorized to do business as a foreign corporation and is in good standing under the laws of each jurisdiction where such qualification or authorization is required, except where the failure to be so qualified or authorized would not have a Material Adverse Effect.

Section 3.2 Authorization and Enforceability. Seller has all requisite corporate power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by Seller in connection with the consummation of the transactions contemplated by this Agreement (this Agreement, together with all other agreements, documents, instruments and certificates executed pursuant hereto or in connection herewith being referred to herein, collectively, as the “Transaction Documents”), and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Seller of each of the Transaction Documents to which it is a party have been duly authorized by all necessary corporate action on the part of Seller. This Agreement has been, and the other Transaction Documents will be at or prior to the Closing, duly and validly executed and delivered by Seller and this Agreement constitutes and each of the other Transaction Documents when so executed will constitute, legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 3.3 Conflicts; Consents of Third Parties.

(a) Except as set forth on Section 3.3(a) of the Disclosure Schedule or as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, none of the execution and delivery by Seller of this Agreement and the other Transaction Documents to which it is a party, the consummation of the transactions contemplated hereby or thereby, or compliance by Seller with any of the provisions hereof or thereof will (i) conflict with, or result in the breach of, any provision of Seller’s certificate of incorporation or by-laws or comparable organizational documents (collectively, “Organizational Documents”) of Seller; (ii) conflict with, violate, result in the breach or termination of, or constitute a default under any Contract to which Seller is a party or by which Seller or its properties or assets is bound, or require a Consent from any Person in order to avoid any such conflict, violation, breach, termination or default; (iii) violate any Law or any Order by which Seller is bound; or (iv) result in the creation of any Lien upon the Assets.

(b) Except as set forth on Schedule 3.3(b) of the Disclosure Schedule or as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, no governmental franchise, easement, permit, right, application, filing, registration, license or other authorization (each a “Permit”), Order, waiver, declaration or filing with, or notification to any Person, including without limitation any Governmental Body, is required on the part of Seller in connection with the execution, delivery and performance of this Agreement or the other Transaction Documents to which it is a party, or the compliance by Seller with any of the provisions hereof or thereof.

Section 3.4 No Undisclosed Liabilities. To Seller’s Knowledge, there are no Liabilities relating to the Assets except (a) to the extent specifically disclosed by the Seller to the Purchaser, (b) for Permitted Encumbrances, and (c) for Liabilities incurred in the Ordinary Course of Business.

Section 3.5 Absence of Certain Developments. Except as set forth on Section 3.5 of the Disclosure Schedule or otherwise agreed by the Parties in writing, since January 1, 2010, Seller has not, with respect to the Divisions and the Assets, (a) sold, leased or transferred any of its properties or assets reasonably necessary for the operation of the Divisions or acquired any properties or assets other than in the Ordinary Course of Business; (b) imposed any security interest or other Lien on any Asset other than in the Ordinary Course of Business; (c) taken any actions which would reasonably be expected to result in any loss of customers; (d) taken action or failed to take action which would reasonably be expected to jeopardize the Divisions or the Assets; (e) failed to maintain Assets in their present condition, reasonable wear and tear accepted; or (f) entered into any other transaction or been subject to any event which has or may reasonably be expected to have a Material Adverse Effect on the Divisions or the Assets.

Section 3.6 Tangible Personal Property; Title; Sufficiency of Assets. Seller has good and marketable title to the Assets as of the date hereof (except as sold or disposed of subsequent to the date thereof in the Ordinary Course of Business and not in violation of this Agreement), free and clear of any and all Liens other than the Permitted Encumbrances and except as set forth on Section 3.6 of the Disclosure Schedule, provided that with respect to all Assets constituting personal property that is leased by Seller (“Leased Personal Property”), Seller has a valid leasehold interest under the related lease with respect to all such Leased Personal Property, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity), and there is no default under any Personal Property Lease by Seller or, to the Knowledge of Seller, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder, and Seller and, to the Knowledge of Seller, each other party thereto is in compliance with all obligations of Seller or such other party, as the case may be, thereunder. All such Assets constituting tangible personal property are in good condition and in a state of good maintenance and repair (ordinary wear and tear excepted).

Section 3.7 Intellectual Property.

(a) To Seller’s Knowledge, (i) Seller owns, free and clear from all Liens (other than Permitted Encumbrances) or otherwise possesses legally enforceable rights to use all of the Division Intellectual Property, and (ii) all written and oral licenses and arrangements pursuant to which use by Seller of any Division Intellectual Property is permitted by any Person, are in full force and effect.

(b) As of the date hereof, Seller is not the subject of any pending or, to Seller’s Knowledge, threatened Legal Proceedings that involve a claim of infringement, unauthorized use, misappropriation, dilution or violation by any Person against Seller challenging the ownership, use, validity or enforceability of any registered Division Intellectual Property or material Division Intellectual Property owned by Seller and utilized by the Divisions in connection with the Assets.

(c) To Seller’s Knowledge, all necessary registration, maintenance, renewal and other relevant filing fees in connection with any of the Division Intellectual Property owned by Seller that has been issued or registered or is the subject of a pending application have been timely paid, with such exceptions as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.8 Intentionally Omitted.

Section 3.9 Litigation. Except as set forth in Section 3.9 of the Disclosure Schedule or as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, there is no Legal Proceeding pending or, to the Knowledge of Seller, threatened against Seller (or pending or threatened against any of the officers, directors or key employees of Seller in relation to Seller or its business) before any court or other Governmental Entity or any arbitral tribunal, nor to the Seller’s Knowledge is there any basis for any such Legal Proceeding.

Section 3.10 Compliance with Laws; Permits. The Seller is, and has at all times been, in compliance with all Laws applicable to it or the operation, use, occupancy or ownership of the Assets or the conduct of the business of the Divisions, and Seller has not received notice (written or oral) from any Governmental Entity of, and has no Knowledge of, any failure to so comply. The Seller holds all Permits necessary under Law for the conduct of the business of the Divisions as currently conducted or proposed to be conducted, and the operations of the Divisions are not being conducted in violation of any Permit held by it. There is no investigation by a Governmental Entity pending against or, to the Knowledge of Seller, threatened against Seller.

Section 3.11 Brokers’ Fees. Seller has no Liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

Notwithstanding anything contained in this Article III or any other provision of this Agreement, it is the explicit intent of each party hereto that the Seller is not making any representation or warranty whatsoever, oral or written, express or implied, except those representations and warranties set forth in this Agreement. In entering into this Agreement, Purchaser expressly acknowledges and agrees that, other than those representations and warranties set forth in this Agreement, it is not relying on any statement, representation or warranty, including those which may be contained in any materials provided by the Seller, and the Seller hereby disclaims any such other representations and warranties. The foregoing representations and warranties shall be true and correct as of the Closing Date (except that to the extent such representations and warranties expressly speak as of an earlier date, they shall be true and correct only as of such earlier date). EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT OR IN ANY CERTIFICATE OR OTHER INSTRUMENT FURNISHED TO PURCHASER PURSUANT TO THE TERMS HEREOF OR THEREOF, SELLER MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF ANY OF ITS ASSETS (INCLUDING, WITHOUT LIMITATION, THE ASSETS), LIABILITIES OR OPERATIONS, INCLUDING, WITHOUT LIMITATION, WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED. PURCHASER HEREBY ACKNOWLEDGES AND AGREES THAT, EXCEPT TO THE EXTENT SPECIFICALLY SET FORTH IN THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT OR IN ANY CERTIFICATE OR OTHER INSTRUMENT FURNISHED TO PURCHASER PURSUANT TO THE TERMS HEREOF OR THEREOF, PURCHASER IS PURCHASING THE ASSETS ON AN “AS-IS, WHERE-IS” BASIS.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller that the following statements are correct and complete as of the date hereof.

Section 4.1 Organization. Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Wyoming and has all requisite power and authority to own, lease and operate its properties and carry on its business as now conducted.

Section 4.2 Authorization of Transaction. Purchaser has full power and authority to execute and deliver this Agreement and each other Transaction Document to which it is a party, and to perform its obligations hereunder and thereunder. The execution, delivery and performance of the Transaction Documents to which Purchaser is a party have been duly authorized by all necessary action by or on behalf of Purchaser. This Agreement has been, and each of the other Transaction Document to which Purchaser is a party will be at or prior to the Closing, duly and validly executed and delivered by the Purchaser and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Ancillary Document when so executed and delivered will constitute, the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity)

Section 4.3 Noncontravention. Neither the execution and the delivery by Purchaser of this Agreement and the other Transaction Documents to which it is a party, nor the consummation of the transactions contemplated hereby and thereby on the part of Purchaser, will (i) violate any Law or any Order by which Purchaser is bound or any provision of its organizational documents or (ii) result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any Contract to which Purchaser is a party or by which Purchaser is bound or to which any of its assets is subject. No Order, Permit or waiver, or declaration or filing with any Governmental Body is required on the part of Purchaser in connection with the execution, delivery and performance of this Agreement or the other Transaction Documents to which it is a party, or the compliance by Purchaser with any of the provisions hereof or thereof.

Section 4.4 Brokers’ Fees. Purchaser has no Liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Seller shall have any Liability.

ARTICLE V

CONDITIONS TO CLOSING

Section 5.1 Conditions Precedent to Obligations of Purchaser at the Closing. The obligation of Purchaser to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by Purchaser in whole or in part to the extent permitted by applicable Law):

(a) all representations and warranties of Seller contained herein shall be true and correct on and as of the Closing Date, except to the extent expressly made as of an earlier date;

(b) Seller shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Seller on or prior to the Closing Date;

(c) there shall not have been or occurred any Material Adverse Change with respect to the Divisions or the Assets since December 31, 2009;

(d) no Legal Proceedings shall have been instituted or threatened or claim or demand made against Seller or Purchaser seeking to restrain or prohibit or to obtain substantial damages with respect to the consummation of the transactions contemplated hereby;

(e) there shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; and

(f) all items required by Section 6.1 shall have been delivered by Seller.

Section 5.2 Conditions Precedent to Obligations of Seller at the Closing. The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived by Seller, on behalf of the Seller, in whole or in part to the extent permitted by applicable Law):

(a) all representations and warranties of Purchaser contained herein shall be true and correct on and as of the Closing Date;

(b) Purchaser shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Purchaser on or prior to the Closing Date;

(c) Purchaser shall have delivered the Promissory Note to Seller, executed by Purchaser and guaranteed by SciTec and CompuPool;

(d) Purchaser shall have executed and delivered the Security Agreement to Seller;

(e) Purchaser shall have duly executed a sublease dated the Closing Date, in substantially the form attached hereto as Exhibit D (the “Sublease”), which Sublease provides for the sublease by Purchaser from Seller of no less than forty percent (40%) (based on square foot usage) of that certain real property located at 9400 South Ridge Court, Orlando, Florida, for a period of no less than six months and no greater than nine months, unless otherwise agreed by the Parties;

(f) no Legal Proceedings shall have been instituted or threatened or claim or demand made against Seller or Purchaser seeking to restrain or prohibit or to obtain substantial damages with respect to the consummation of the transactions contemplated hereby;

(g) there shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; and

(h) all items required by Section 6.2 shall have been delivered by Purchaser.

ARTICLE VI

DOCUMENTS TO BE DELIVERED

Section 6.1 Deliveries by Seller to Purchaser at the Closing. At the Closing, Seller shall deliver, or shall cause to be delivered, to Purchaser the following:

(a) the Bill of Sale, duly executed by Seller;

(b) the Sublease, duly executed by Purchaser and Seller;

(c) a certificate of the secretary of Seller certifying to (A) Seller’s attached Organizational Documents (including a certified copy of Seller’s certificate of incorporation certified as of a recent date by the secretary of state or other appropriate official of the jurisdiction of organization of Seller, including a list of each amendment thereto), (B) the adoption of resolutions of Seller and (C) the incumbency of the officers signing the Transaction Documents on behalf of Seller;

(d) a certificate of good standing with respect to Seller issued by the Secretary of State of the State of Delaware as soon as practicable prior to the Closing Date; and

(e) such other documents, instruments or certificates as shall be reasonably requested by Purchaser or its counsel.

Section 6.2 Deliveries by Purchaser to Seller. At the Closing, Purchaser shall deliver, or shall cause to be delivered, to Seller, the following:

(a) the Bill of Sale, duly executed by Purchaser;

(b) the Closing Payment in accordance with Section 2.1;

(c) the Promissory Note, duly executed by Purchaser, SciTec and CompuPool;

(d) the Security Agreement, duly executed by Purchaser;

(e) the Sublease, duly executed by Purchaser and Seller;

(f) a release executed by Seller and Masterman, in the form attached hereto as Exhibit E, pursuant to which the obligations of Seller to Masterman under any employment agreement between Seller (or any Affiliate) and Masterman are terminated and pursuant to which Masterman releases Seller from any obligations thereunder, including but not limited to any severance obligations;

(g) a certificate of good standing with respect to Purchaser issued by the Secretary of State of the State of Wyoming as soon as practicable prior to the Closing Date;

(h) a certificate of the secretary of Purchaser certifying to (A) Purchaser’s attached Organizational Documents (including a certified copy of articles of organization certified as of a recent date by the secretary of state or other appropriate official of the jurisdiction of organization of Purchaser, including a list of each amendment thereto), (B) the adoption of resolutions of Purchaser and (C) the incumbency of the officers signing the Transaction Documents on behalf of Purchaser; and

(i) such other documents, instruments or certificates as shall be reasonably requested by Seller or its counsel.

ARTICLE VII

COVENANTS

Section 7.1 Reasonable Efforts; Further Assurances. The Parties agree to act in good faith and use commercially reasonable efforts to obtain the satisfaction of the conditions specified in this Agreement necessary to consummate the transactions contemplated hereby as promptly as practicable and to cooperate with the other Parties in connection with the foregoing. Seller and Purchaser shall cooperate and use commercially reasonable efforts to obtain all required Consents and Permits; provided that such Consents shall be obtained at the expense of Seller and the Permits shall be obtained at the expense of Purchaser. If at any time any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request.

Section 7.2 Exclusivity. During the period from the date of this Agreement to the earlier of (i) the Closing or (ii) the termination of this Agreement in accordance with its terms, Seller shall not, directly or indirectly, initiate, assist, solicit, negotiate, encourage or accept any offer or inquiry from any Person (i) to engage in any Business Combination, (ii) to reach any agreement or understanding for, or otherwise attempt to consummate, any Business Combination, or (iii) to furnish or cause to be furnished any information with respect to Seller to any Person (other than as contemplated by this Agreement) which Seller has reason to believe is in the process of considering a Business Combination.

Section 7.3 Litigation Support. In the event and for so long as any party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstances, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving Seller, each of the other parties will cooperate reasonably with such party and such party’s counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor hereunder).

Section 7.4 Confidentiality. From and after the date hereof (unless this Agreement is terminated in accordance with its terms), each Party (a “Receiving Party”) will, and will cause its Affiliates to, hold in strict confidence, and will not, and will cause their Affiliates not to, disclose to any third party or use for any purpose, any and all information received from the other Party (the “Disclosing Party”) with respect to the other Party, the Divisions, the Assets, the Transaction Documents or the transactions contemplated thereby (collectively, “Confidential Information”). Notwithstanding the foregoing, a Receiving Party may, and may permit their Affiliates to, disclose Confidential Information (i) if compelled to disclose the same by judicial or administrative process or by other requirements of Law (but subject to the following provisions of this Section, except with respect to disclosure by Seller as required by applicable securities Laws or NASDAQ rules. Seller shall be permitted to make all disclosures required by applicable securities Laws or NASDAQ rules notwithstanding the following provisions of this Section), (ii) if the same hereafter is in the public domain through no fault of the Receiving Party or (iii) if the same is later acquired by the Receiving Party from another source that is not under an obligation to another Person to keep such information confidential. If a Receiving Party or any of their respective Affiliates is requested or required (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) to disclose any Confidential Information, such Receiving Party shall provide Purchaser with prompt written notice of any such request or requirement so that the Disclosing Party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Section. If, in the absence of a protective order or other remedy or the receipt of a waiver by Disclosing Party, the Receiving Party or such Affiliate, as the case may be, nonetheless, based on the written advice of outside counsel, is required to disclose Confidential Information to any tribunal or in accordance with applicable Law, the Receiving Party or such Affiliate, without liability hereunder, may disclose that portion of such information which such counsel advises the Receiving Party or such Affiliate it is legally required to disclose. Each Party acknowledges and agrees that money damages would not be an adequate remedy for any breach of their agreements contained in this Section 7.4 and that in addition to any other remedies available to the Disclosing Party, the Disclosing Party shall be entitled to the remedies of injunction, specific performance and other equitable relief for any threatened or actual breach of this Section 7.4.

Section 7.5 Operation of Business. From and after the date hereof and through the earlier of the Closing Date or the termination of this Agreement, unless otherwise consented to by Purchaser, each of the Seller and Masterman will, and Seller and Masterman will cause all Employees to, maintain and conduct the business and operations of the Divisions and the Assets only in the Ordinary Course of Business, consistent with past practice and in compliance with all Laws. Neither of the Seller nor Masterman (nor any Employee or other person reporting to Masterman) will engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business, except as expressly approved in writing by the Purchaser in each instance. Any breach by Masterman of the covenants set forth in this Section 7.5 shall constitute a breach by Purchaser of this Section 7.5.

Section 7.6 Payments. Seller agrees to promptly remit to Purchaser all payments and invoices received after the Closing Date that relate to the Assets, the Assumed Liabilities or the conduct of the business of the Divisions after the Closing Date and Purchaser agrees to promptly remit to Seller all payments and invoices received after the Closing Date that relate to the Excluded Assets or the Excluded Liabilities or (other than with respect to the Assets or the Assumed Liabilities) the conduct of the Seller’ business prior to the Closing Date.

Section 7.7 Names and Logos. The Purchaser will not use any names or logos incorporating the words “Array,” “Lumificient,” “Nexxus” or “Super Vision” (or any variation thereof) and no license is granted hereunder for the use of the names “Array,” “Lumificient,” “Nexxus” or “Super Vision.”

Section 7.8 Retention of Documents and Materials. Prior to the earlier of the Closing or the termination of this Agreement, Seller shall permit representatives of Purchaser to have reasonable access at reasonable times to be agreed upon by the Parties, and in a manner so as not to interfere with the normal business operations of the Seller and the Divisions, to the Documents and Materials. Following the Closing, Purchaser will provide Seller with access to the Documents and Materials included in the Assets, upon reasonable written notice from Seller, during ordinary business hours and in such a manner as does not interfere with the business operations of Purchaser or any of its

Affiliates, for purposes reasonably related to any actual or threatened Legal Proceedings relating to Seller’s operation of the Divisions or to any Tax audit or proceedings in which Seller is involved. Purchaser’s undertaking in this Section 7.8 shall survive for six years following the Closing or such longer period during which Purchaser maintain such Documents and Materials in the course of its business, provided that Purchaser may at its option offer to deliver to Seller at any time any such Documents and Materials and if Seller shall decline to take possession of such Documents and Materials, Purchaser shall thereafter be free to dispose of the same. Purchaser may require that any Person who will obtain access to Documents and Materials pursuant to this Section 7.8 execute a confidentiality undertaking reasonably satisfactory to Purchaser.

Section 7.9 Insurance. Until the Inventory Price is paid in full by Purchaser to Seller, Purchaser, at its own expense, shall keep all of its personal property insured against loss or damage by fire and such other risks as may be included in the standard form of extended coverage in an amount equal to no less than one hundred percent (100%) of the full insurable value (replacement value without any deduction for depreciation). Until the Inventory Price is paid in full by Purchaser to Seller, Purchaser shall cause Seller to be named as an additional named insured on such insurance policy.

Section 7.10 Cooperation. After the Closing, the Purchaser shall cooperate with the Seller, its auditors and other representatives, including by making available in a timely manner its relevant personnel and providing timely access to its assets, books and records to the extent related to the Divisions or the Assets for any legitimate purpose of Seller, including without limitation, in connection with the Seller’s preparation of its audited financial statements (and related physical inventory) and other obligations of Seller as required by Law, including without limitation, Seller’s obligations under the Sarbanes-Oxley Act of 2002 and as shall be required to be included in or is otherwise reasonably necessary in connection with the preparation of, any and all filings, statements, reports or schedules under the Securities Exchange Act of 1934. Seller and its representatives shall have the right to make copies of such books and records in connection with such legitimate purposes.

Section 7.11 Non-Competition.

(a) The Seller agrees that it will not directly or indirectly own, manage, operate, join, control or participate in, directly or indirectly, the development, manufacture, production or sale of pool and spa or commercial lighting products except through its Array™ Business and the business of Lumificient Corporation (as such businesses were being conducted by Seller prior to the Closing and as such businesses develop after Closing through the development, manufacture, production and sale of similar product lines) within the Territory at any time during the Term. The prohibitions contained in this Section 7.11 shall extend to (i) activities undertaken by Seller directly on Seller’s behalf, and to (ii) activities undertaken by Seller indirectly through any Person who undertakes such prohibited activities with Seller’s assistance or with respect to which Seller is an owner, officer, director, trustee, shareholder, creditor, employee, agent, partner or consultant or participates in some other capacity; provided, however, that no owner of less than 1% of the outstanding stock of any publicly traded corporation shall be deemed to engage solely by reason thereof in its business.

(b) The “Term” of the non-competition provisions set forth in this Section 7.11 shall begin on the Closing Date and shall terminate on the second (2nd) anniversary of the Closing Date. The foregoing notwithstanding, in the event of a Fundamental Change, Seller’s obligations under this Section 7.11 shall terminate and not be enforceable against or apply to Seller, any acquiror of Seller or any entity in which Seller was merged into (or any Affiliate of any such Persons).

(c) The term “Territory” shall include the entire domestic and international market for pool and spa and commercial lighting products (in light of the actual and potential customers for the Divisions existing on the Closing Date). The Seller expressly agrees that the geographic restriction contained herein is reasonable in its scope and geographic restraints.

(d) The Seller acknowledges and recognizes that a violation of this Section 7.11 may cause irreparable and substantial damage and harm to the Purchaser and the Purchaser will have no adequate remedy at law for such violation, absent specific performance enforcing this covenant. The provisions of this Section 7.11 are specifically enforceable and, upon a showing of a violation of this Section 7.11, the Seller agrees that the Purchaser shall be entitled as a matter of right to a temporary restraining order and a preliminary and permanent injunction from any court of competent jurisdiction, restraining any further violation of such terms. Such rights to specific enforcement and injunctive relief shall be cumulative and in addition to any other remedies the Purchaser may have under this Agreement or either at law or in equity.

ARTICLE VIII

EMPLOYEES

Section 8.1 Identified Employees. Prior to the Closing, Purchaser and Seller shall identify those employees of Seller to whom Purchaser may offer employment, effective as of the Closing Date (the “Identified Employees”). Those

employees who accept such offers of employment and become employees of Purchaser shall be referred to herein as the “Transferred Employees”. Seller shall be responsible for the payment of all wages and other remuneration due to Identified Employees through the Closing Date.

ARTICLE IX

INDEMNIFICATION

Section 9.1 Indemnity Obligations of Seller. Seller covenants and agrees to defend, indemnify and hold harmless Purchaser and its Affiliates, successors and assigns and the respective officers, directors, employees, agents, advisers and representatives of the foregoing (collectively, the “Purchaser Indemnitees”), from and against, and to pay or reimburse Purchaser Indemnitees for, any and all claims, liabilities, obligations, losses, fines, costs, proceedings or damages (whether absolute, accrued, conditional or otherwise and whether or not resulting from third party claims), including all reasonable fees and disbursements of counsel incurred in the defense of any of the same or in asserting any of their respective rights hereunder (collectively, “Losses”), based on, resulting from, arising out of or relating to (i) any material misrepresentation or breach of any material warranty of Seller contained in the Transaction Documents, (ii) any failure of Seller to perform any covenant or agreement made or contained in the Transaction Documents or fulfill any obligation in respect thereof, (iii) any and all Excluded Liabilities. Seller shall not be required to indemnify Purchaser Indemnitees with respect to any claim for indemnification resulting from or arising out of matters described above pursuant to this Section 9.1 unless and until the aggregate amount of all such claims against Seller exceeds $25,000.00 (the “Threshold Amount”), in which case Seller Indemnitors shall be required to indemnify Purchaser Indemnitees for the full amount of such claims including the Threshold Amount. Claims thereafter may be asserted regardless of amount. Seller’s maximum liability to Purchaser Indemnitees shall not exceed fifty percent (50%) of the Closing Payment. The Parties understand and agree that any and all liabilities with respect to Warranty Obligations with respect to products sold prior to the Closing and relating to the Assets or the Divisions shall be paid by Purchaser and Seller shall have no liability or obligation with respect to Warranty Obligations with respect to products sold prior to the Closing and relating to the Assets or the Divisions.

Section 9.2 Indemnity Obligations of Purchaser. Purchaser covenants and agrees to defend, indemnify and hold harmless Seller and its Affiliates, successors and assigns and the respective officers, directors, shareholders, employees, agents, advisers and representatives of the foregoing (collectively, the “Seller Indemnitees”), from and against any and all Losses based on, resulting from, arising out of or relating to: (i) any material misrepresentation or material breach of warranty of Purchaser contained in the Transaction Documents, (ii) any failure of Purchaser to perform any covenant or agreement made or contained in the Transaction Documents or fulfill any other obligation in respect thereof, (iii) the Assumed Liabilities, or (iv) Warranty Obligations with respect to products sold prior to (or after) the Closing and relating to the Assets or the Divisions.

Section 9.3 Indemnification Procedures. (a) Third Party Claims. In the case of any claim asserted by a third party against a party entitled to indemnification under this Agreement (the “Indemnified Party”), notice shall be given by the Indemnified Party to the party required to provide indemnification (the “Indemnifying Party”) as soon as practicable after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought. If the Indemnifying Party acknowledges that the third party claim is within the scope of the indemnification obligations of the Indemnifying Party, the Indemnified Party shall permit the Indemnifying Party (at the expense of such Indemnifying Party) to assume the defense of any third party claim or any litigation with a third party resulting therefrom; provided, however, that (a) the counsel for the Indemnifying Party who shall conduct the defense of such claim or litigation shall be subject to the approval of the Indemnified Party (which approval shall not be unreasonably withheld or delayed), (b) the Indemnified Party may participate in such defense at such Indemnified Party’s expense (which shall not be subject to reimbursement hereunder except as provided below), and (c) the failure by any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except and only to the extent that such Indemnifying Party is actually and materially damaged as a result of such failure to give notice. Except with the prior written consent of the Indemnified Party, no Indemnifying Party, in the defense of any such claim or litigation, shall consent to entry of any judgment or enter into any settlement that provides for injunctive or other nonmonetary relief affecting the Indemnified Party or that does not include as an unconditional term thereof the giving by each claimant or plaintiff to such Indemnified Party of a general release from any and all liability with respect to such claim or litigation. If the Indemnified Party shall in good faith determine that the conduct of the defense of any claim subject to indemnification hereunder or any proposed settlement of any such claim by the Indemnifying Party might be expected to affect adversely the ability of the Indemnified Party to conduct its business, or that the Indemnified Party may have available to it one or more defenses or counterclaims that are inconsistent with one or more of those that may be available to the Indemnifying Party in respect of such claim or any litigation relating thereto, the Indemnified Party shall have the right at all times to take over and assume control over the defense, settlement, negotiations or litigation relating to any such claim at the sole cost of the Indemnifying Party; provided, however, that if the Indemnified Party does so take over and assume control, the Indemnified Party shall not settle such claim or litigation without the prior written consent of the Indemnifying Party, such consent not to be unreasonably withheld or delayed. If the Indemnifying Party does not accept the defense of any matter as above provided within thirty (30) days after receipt of the notice from the Indemnified Party described above, the Indemnified Party shall have the full right to defend against any such claim or demand at the sole cost of the Indemnifying Party and shall be entitled to settle or agree to pay in full such claim or demand. In any event, the Indemnifying Party and the Indemnified Party shall reasonably cooperate in the defense of any claim or litigation subject to this Article IX and the records of each shall be reasonably available to the other with respect to such defense.

(b) Non-Third Party Claims. With respect to any claim for indemnification hereunder which does not involve a third party claim, the Indemnified Party will give the Indemnifying Party written notice of such claim. The Indemnifying Party may acknowledge and agree by notice to the Indemnified Party in writing to satisfy such claim within twenty (20) days of receipt of notice of such claim from the Indemnified Party. If the Indemnifying Party shall dispute such claim, the Indemnifying Party shall provide written notice of such dispute to the Indemnified Party within such 20-day period, setting forth in reasonable detail the basis of such dispute. Upon receipt of notice of any such dispute, the Indemnified Party and the Indemnifying Party shall use reasonable efforts to resolve such dispute within thirty (30) days of the date such notice of dispute is received. If the Indemnifying Party shall fail to provide written notice to the Indemnified Party within twenty (20) days of receipt of notice from the Indemnified Party that the Indemnifying Party either acknowledges and agrees to pay such claim or disputes such claim, the Indemnifying Party shall be deemed to have acknowledged and agreed to pay such claim in full and to have waived any right to dispute such claim. Once (a) the Indemnifying Party has acknowledged and agreed to pay any claim pursuant to this Section 9.3, (b) any dispute under this Section 9.3 has been resolved in favor of indemnification by mutual agreement of the Indemnifying Party and the Indemnified Party, or (c) any dispute under this Section 9.3 has been finally resolved in favor of indemnification by order of a court of competent jurisdiction or other tribunal (including an arbitrator contemplated by this agreement) having jurisdiction over such dispute, then the Indemnifying Party shall pay the amount of such claim to the Indemnified Party within twenty (20) days of the date of acknowledgement by the Indemnifying Party or final resolution in favor of indemnification, as the case may be, to such account and in such manner as is designated in writing by the Indemnified Party.

Section 9.4 Survival of Representations and Warranties. All representations and warranties contained in this Agreement shall survive the Closing and continue in full force and effect until the expiration of a one (1) year period with the first day of such period commending on the Closing Date; provided, however, that the representations and warranties stated in Sections 3.1, 3.2, 4.1 and 4.2 shall survive indefinitely.

Section 9.5 Exclusive Remedy. Absent fraud or criminal activity and except as provided under Section 7.4, the indemnifications provided for in this Article IX shall be the sole and exclusive post-Closing remedies available to either party against the other party for any claims under or based upon this Agreement. Seller acknowledges that the representations and warranties contained in the Transaction Documents shall not be deemed waived or otherwise affected by any investigation by or on behalf of Purchaser.

Section 9.6 Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price to the extent permitted by applicable Law.

ARTICLE X

TERMINATION

Section 10.1 Termination. In the event of termination of this Agreement, this Agreement shall forthwith become void and have no effect, and no party shall have any further liability to the other, except as provided in Sections 2.1(b) and 7.4 (which sections shall survive termination of this Agreement).

ARTICLE XI

MISCELLANEOUS

Section 11.1 Certain Definitions.

For purposes of this Agreement, the following terms shall have the meanings specified in this Section 11.1:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person, and in the case of any natural Person shall include all relatives and family members of such Person. For purposes of this definition, a Person shall be deemed to control another Person if such first Person directly or indirectly owns or holds five percent (5%) or more of the ownership interests in such other Person.

“Array Business” means the manufacture, marketing, sale and distribution of array lamp and light bulbs utilizing patent pending Selective Heat Sink Technology to provide high efficacy arrays of low power LEDs, and any other business of the Seller commonly understood as part of its “Array” business.

“Business Combination” means any merger, consolidation or similar combination to which Seller is a party, any sale, dividend, stock split or other disposition of capital stock or other equity interest in Seller or any sale, dividend or other disposition of all or substantially all of the assets and properties of Seller, other than the transactions contemplated by this Agreement.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Consent” means any consent, approval, authorization, waiver, permit, grant, franchise, concession, agreement, license, exemption or order of, registration, certificate, declaration or filing with, or report or notice to, any Person, including any Governmental Body.

“Contract” means any contract, agreement, indenture, note, bond, loan, mortgage, license, instrument, lease, commitment or other arrangement or agreement.

“Divisions” means the Legacy Commercial Lighting Division and the Pool and Spa Lighting Division.

“Division Intellectual Property” means (i) the Intellectual Property of Seller relating solely to the Divisions and the Assets, and no other Intellectual Property of Seller, for which a registration or application has been filed with a Governmental Body, including patents, trademarks, service marks and copyrights, issued by or registered with, or for which any application for issuance or registration thereof has been filed with, any Governmental Body, solely to the extent specifically identified on Section 1.1(c) of the Disclosure Schedule and (ii) those trademarks, service marks and other trade designations utilized solely by the Divisions and relating solely to the Assets.

“Documents and Materials” means all manuals, price lists, mailing lists, supplier and customer lists, sales and promotional materials, purchasing materials, and other materials relating solely to the Assets, but expressly not including the Seller’s accounting records, corporate seal, corporate minute book and stock record books.

“Fundamental Change” means any of the following occurring to Seller: (a) any sale or transfer of all or substantially all of the assets of the Seller to an entity not under direct or indirect control by, or under common control with, the Seller; (b) a merger or consolidation involving the Seller, unless the shareholders of the Seller receive in the transaction, with respect to their stock in Seller, stock or other securities representing at least eighty percent (80%) in voting interest of the acquiring entity’s equity securities; (c) any sale of a majority voting interest of the outstanding stock of the Seller by the holders thereof in a single transaction or series of related transactions; or (d) any change in a majority of the members of the Board that occurs in any twelve (12) month period.

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Governmental Approval” means any Consent of, with or to any Governmental Body.

“Governmental Body” means any government or governmental or regulatory authority or body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

“Intellectual Property” means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos and trade names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations and renewals in connection therewith, (d) all trade secrets and confidential information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (e) all other proprietary rights, and (f) all copies and tangible embodiments thereof (in whatever form or medium).

“Inventory” means all inventory of each of the Divisions, including all raw materials, work-in-process, finished goods, supplies, packaging materials, spare parts and similar items.

“IRS” means the United States Internal Revenue Service.

“Knowledge” or words of similar effect means, regardless of case, with respect to Seller, the actual knowledge of each senior officer of the Seller.

“Law” means any federal, state, local or foreign law (including common law), statute, code, ordinance, rule, regulation or other requirement.

“Legacy Commercial Lighting Division” means those specific assets identified on Schedule 1.1(a) relating solely to Seller’s Legacy Commercial Lighting Division consisting of the manufacture, marketing, sale and distribution of solid state light emitting diode (LED) and fiber optic lighting products and systems in the commercial, architectural, signage and retail lighting markets, and not any other business of Seller. For purposes of clarification and not in limitation of the foregoing, the Legacy Commercial Lighting Division shall not include the business of Lumificient Corporation, a wholly owned subsidiary of the Seller, or the Seller’s Array Business.

“Legal Proceeding” means any judicial, administrative or arbitral actions, suits, proceedings (public or private), claims or governmental proceedings.

“Liability” means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

“Lien” means any lien, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, transfer restriction under any shareholder or similar agreement, encumbrance or any other restriction or limitation whatsoever.

“Lumificient” means Lumificient Corporation, a Minnesota corporation, which is a wholly-owned subsidiary of the Seller.

“Masterman” means Mark Masterman.

“Material Adverse Change” or “Material Adverse Effect” means any change or effect that is materially adverse to (i) the business, properties, results of operations, prospects or condition (financial or otherwise) of the Divisions, (ii) the ability of Seller to perform its obligations under this Agreement or (iii) the ability of Purchaser to own or operate the Divisions and the Assets after the Closing Date as the Divisions and the Assets are being conducted as of the date hereof.

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award.

“Ordinary Course of Business” means the ordinary course of business of the Divisions through the date of this Agreement, consistent with past custom and practices.

“Permitted Encumbrances” means (i) statutory liens for current Taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings; (iii) mechanics’, carriers’, workers’, and repairers’ Liens arising or incurred in the Ordinary Course of Business that are not material to the business, operations and financial condition of the Assets so encumbered and that are not resulting from a breach, default or violation by Seller of any Contract or Law; (iv) statutory Liens in favor of lessors arising in connection with any leased Assets, (v) Liens arising under Material Contracts, (vi) zoning, entitlement and other land use and environmental regulations by any Governmental Body, provided that such regulations have not been violated and (vii) Liens that will be removed prior to or in connection with the Closing.

“Person” means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

“Pool and Spa Lighting Division” means those specific assets identified on Schedule 1.1(a) relating solely to the Seller’s Pool and Spa Lighting Division consisting of the marketing, sale and distribution of LED and fiber optic lighting products for swimming pools, spas, landscape and deck lighting, waterfalls and waterfeatures for sale to wholesale distributors and on an OEM basis, and not any other business of the Seller. For purposes of clarification, the definition shall not include the business of Lumificient Corporation, a wholly owned subsidiary of the Seller, or the Seller’s Array Business.

“Subsidiary” means, as to any Person, any other Person of which a 50% or more of the outstanding voting securities or other equity interests are owned, directly or indirectly, by such Person.

“Tax” or “Taxes” shall mean means any federal, state, provincial, local or foreign income, alternative minimum, accumulated earnings, personal holding company, franchise, capital stock, net worth, capital, profits, windfall profits, gross receipts, value added, sales, use, goods and services, excise, customs duties, transfer, conveyance, mortgage, registration, stamp, documentary, recording, premium, severance, environmental (including taxes under Section 59A of the Code or any analogous or similar provision of any state, local or foreign law or regulation), real property, personal property, ad valorem, intangibles, rent, occupancy, license, occupational, employment, unemployment insurance, social security, disability, workers’ compensation, payroll, health care, withholding, estimated or other similar tax, duty or other governmental charge or assessment or deficiencies thereof, and including any interest, penalties or additions to tax attributable to the foregoing.

“Tax Return” means any return, report, declaration, form, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

Section 11.2 Publicity. Purchaser shall not issue any press release or make any other public announcement relating to the subject matter of this Agreement without the prior written consent of Seller.

Section 11.3 Payment of Sales, Use or Similar Taxes; Transfer Taxes. Purchaser shall be responsible for and pay in a timely manner all sales, use, value added, documentary, stamp, gross receipts, registration, transfer, conveyance, excise, recording, license and other similar Taxes and fees (“Transfer Taxes”), arising out of or in connection with or attributable to the transactions effected pursuant to the Transaction Documents. Each party hereto shall prepare and timely file all Tax Returns required to be filed in respect of Transfer Taxes that are the primary responsibility of such party under applicable Law; provided, however, that such party’s preparation of any such Tax Returns shall be subject to the other party’s approval, which approval shall not be unreasonably withheld or delayed.

Section 11.4 Expenses. Except as otherwise provided in this Agreement, each party shall bear all costs and expenses incurred by such party in connection with the negotiation and execution of this Agreement and each other Transaction Document, whether or not the transactions contemplated hereby and thereby are consummated.

Section 11.5 Submission to Jurisdiction; Consent to Service of Process. The parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of any federal or state court located in Orange County, Florida over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action or proceeding related thereto may be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

Section 11.6 Entire Agreement; Amendments and Waivers. This Agreement (including the schedules and exhibits hereto) and the Transaction Documents represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action in compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

Section 11.7 Governing Law. This Agreement, the rights and obligations of the parties under this Agreement, and any claim or controversy directly or indirectly based upon or arising out of this Agreement or the transactions contemplated by this Agreement (whether based upon contact, tort or any other theory), including all matters of construction, validity and performance, shall be governed by and construed in accordance with the internal laws of the State of Delaware, without regard to any conflict of laws provision that would require the application of the Law of any other jurisdiction.

Section 11.8 Table of Contents and Headings. The table of contents and section headings of this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement.

Section 11.9 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (i) when delivered personally by hand (with written confirmation of receipt), (ii) when sent by facsimile (with written confirmation of transmission) or (iii) one (1) Business Day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a party may have specified by notice given to the other party pursuant to this provision):

If to Seller, to:

Nexxus Lighting, Inc.

124 Floyd Smith Drive, Suite 300

Charlotte, North Carolina 28262

Attn:	Chief Financial Officer
Facsimile:	(704) 405-0422

With a copy to:

Lowndes, Drosdick, Doster, Kantor & Reed, P.A.

215 North Eola Drive

Orlando, FL 32801-2028

Attention:	Suzan Abramson, Esq.
Facsimile:	407-843-4444

If to Purchaser, to:

Next Step Products, LLC

9400 Southridge Park Court

Orlando, Florida 32819

Attention:	Managing Member

With a copy to:

Kenneth Bohannon, Esquire

Kenneth Bohannon, P.L.

221 North Causeway, Suite A

New Smyrna Beach, FL 32169

Facsimile:	(386) 423-3909

SciTec Energy, Inc.

2710 Thomes Avenue, Suite 467

Cheyenne, Wyoming 82001

Attention:	President

If to CompuPool Products USA, Inc., to:

CompuPool Products USA, Inc.

26 Semoran Commerce Place

Apopka, Florida 32703

Attention:	President

Any such notice or communication shall be deemed to have been received (i) when delivered, if personally delivered or transmitted by electronic mail, with receipt acknowledgment by the recipient by return electronic mail, (ii) when sent, if sent by facsimile on a business day during normal business hours (or, if not sent on a business day during normal business hours, on the next business day after the date sent by facsimile), (iii) on the next business day after dispatch, if sent by nationally recognized, overnight courier guaranteeing next business day delivery, and (iv) on the 5th business day following the date on which the piece of mail containing such communication is posted, if sent by mail.

Section 11.10 Bulk Sales. Purchaser and Seller hereby waive compliance by the other with the provisions of the bulk sales laws of any jurisdiction, to the extent applicable to the transactions contemplated by this Agreement.

Section 11.11 Severability. If any provision of this Agreement is invalid or unenforceable, the balance of this Agreement shall remain in effect.

Section 11.12 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement except as provided below. No assignment of this Agreement or of any rights or obligations hereunder may be made by either Purchaser or Seller (by operation of law or otherwise) without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void.

Section 11.13 Counterparts. This Agreement may be executed (including by facsimile or other electronic transmission) in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

Section 11.14 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Asset Purchase Agreement to be duly executed as of the date first written above.

NEXXUS LIGHTING, INC.
a Delaware corporation

By:	/s/ Michael A. Bauer
Name: Michael A. Bauer
Title: President and Chief Executive Officer

NEXT STEP PRODUCTS, LLC a Wyoming limited liability company

By:	/s/ Mark E. Masterman
Name: Mark E. Masterman
Title: Managing Member

Solely with respect to the
Obligations under Section 2.6:

SCITEC ENERGY, INC. a Wyoming corporation

By:	/s/ Mark E. Masterman
Name: Mark E. Masterman
Title: Chief Executive Officer

COMPUPOOL PRODUCTS USA, INC., a Florida corporation

By:	/s/ Nicholas Millar
Name: Nicholas Millar
Title: Director